IMMEDIATE RELEASE
March 9, 2015

UNITED NATURAL FOODS, INC. ANNOUNCES
SECOND QUARTER FISCAL 2015 RESULTS

Q2 FISCAL 2015 NET SALES INCREASED 22.5% YEAR-OVER-YEAR TO RECORD $2.02 BILLION

UPDATES FISCAL 2015 FINANCIAL GUIDANCE

Providence, Rhode Island- March 9, 2015 -- United Natural Foods, Inc. (Nasdaq: UNFI) (the "Company" or "UNFI") today reported financial results for the second quarter of fiscal 2015 ended January 31, 2015.

Second Quarter Fiscal 2015 Highlights

•	Net sales increased 22.5% to $2.02 billion for the second quarter of fiscal 2015 compared to $1.65 billion for the same period last fiscal year

•
Operating income increased 1.3% to $49.5 million for the second quarter of fiscal 2015 compared to $48.8 million for the same period last fiscal year; adjusted to exclude the effect of a $7.7 million non-recurring reduction in net sales, adjusted operating income increased 17.2% to $57.2 million

“In the second quarter fiscal 2015 UNFI surpassed $2.0 billion in quarterly net sales for the first time in its history, continuing to demonstrate strong demand for our products and services. We also faced several challenges during the quarter highlighted by weakness in the Canadian dollar and a non-recurring reduction to net sales associated with a contractual obligation to a customer that we identified and brought to their attention. Despite these challenges we delivered on an adjusted basis operating income growth of over 17% during the quarter and 21% year to date,” said Steven Spinner, President and Chief Executive Officer.

Net sales for the second quarter of fiscal 2015 increased 22.5%, or $370.5 million, to $2.02 billion from $1.65 billion in the second quarter of fiscal 2014. The second quarter of fiscal 2015 included net sales of approximately $232.6 million from the Company's acquisition of Tony's Fine Foods ("Tony's") in the fourth quarter of fiscal 2014. In the second quarter, the Company recognized a non-recurring reduction in net sales of $7.7 million to reflect amounts owed to a customer resulting from an incorrect calculation of contractual obligations to a customer from fiscal 2009 through fiscal 2014. The Company identified the incorrect calculation and brought it to the attention of its customer. The Company is recognizing the reduction in the current fiscal year because it has concluded that the impact on prior periods was not material. The aggregate amount of the reduction in net sales related to this incorrect calculation was $9.3 million, which includes a $1.6 million reduction in net sales in the first quarter of fiscal 2015.

Gross margin decreased 145 basis points to 14.8% for the second quarter of fiscal 2015 compared to 16.3% for the same period last year. The decrease was primarily due to the dilution from Tony's net sales, unfavorable foreign exchange for the Company's Canadian business, a shift in mix of sales, lower fuel surcharges, and the non-recurring item noted above.

Total operating expenses were 12.4% as a percentage of net sales for the second quarter of fiscal 2015, a decrease of 94 basis points compared with the same period last fiscal year. Total operating expenses increased $30.4 million, or 13.8%, to $249.7 million for the second quarter of fiscal 2015 as compared to $219.3 million in the second quarter of fiscal 2014, primarily due to additional costs required to service higher sales volume. Total operating expenses for the second quarter of fiscal 2015 included a $0.2 million restructuring charge due to the closure of the Company's Aux Mille facility located in Quebec, Canada and startup costs of approximately $0.6 million related to the Company's Hudson Valley, New York and Auburn, California facilities.

Operating income increased 1.3%, or $0.7 million, to $49.5 million for the second quarter of fiscal 2015 compared to $48.8 million for the second quarter of fiscal 2014. As a percentage of net sales, operating income for the second quarter of fiscal 2015 decreased 52 basis points to 2.5% compared to the same period last fiscal year. Adjusted operating income increased 17.2%, or $8.4 million, to $57.2 million for the second quarter of fiscal 2015, excluding the reduction in net sales noted above.

Net income for the second quarter of fiscal 2015 decreased $0.1 million, or 0.4%, to $27.8 million, or $0.55 per diluted share, from $28.0 million, or $0.56 per diluted share, for the second quarter of fiscal 2014. Adjusted net income for the second quarter of fiscal 2015 increased $4.6 million, or 16.4%, to $32.5 million, or $0.09 per diluted share, to $0.65 per diluted share excluding the reduction in net sales noted above. Adjusted operating income, adjusted net income and adjusted earnings per diluted share are non-GAAP financial measures. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.

“During the quarter we continued to improve our business through increasing capacity and network optimization.  Specifically, we opened two new distribution centers and closed an underperforming location in Quebec Canada, merging it into our Montreal facility. We’ve made long-term strategic decisions to ensure that our growth rate continues despite the short-term cost,” added Mr. Spinner.

Fiscal 2015 Year to Date Summary

Net sales for the six months ended January 31, 2015 totaled $4.01 billion, a 23.4% increase over the comparable prior fiscal year period. Gross margin decreased 119 basis points to 15.4% compared to the six months ended February 1, 2014. This decrease was primarily due to the dilution from Tony's net sales, a shift in mix of sales, unfavorable foreign exchange for the Company's Canadian business, and the non-recurring item noted above.

At 12.7% of net sales, total operating expenses for the six months ended January 31, 2015 were 89 basis points lower than the comparable prior fiscal year period. Total operating expenses increased $67.8 million, or 15.3%, to $510.3 million from $442.5 million for the six months ended February 1, 2014. The six months ended January 31, 2015 included startup costs of approximately $1.8 million related to the Company's Hudson Valley, New York and Auburn, California facilities, $0.6 million associated with the write-off of an intangible asset related to the Company's Canadian division, which was acquired in June 2010, a $0.2 million restructuring charge related to the closure of the Company's Aux Mille facility located in Quebec, Canada, and approximately $0.3 million in costs related to the Company's acquisition of Tony's.

Operating income for the six months ended January 31, 2015 increased 11.4%, or $11.0 million, to $107.9 million from $96.9 million for the six months ended February 1, 2014. Operating income as a percentage of net sales decreased 29 basis points to 2.7% compared to the same period last fiscal year. Adjusted operating income increased $20.4 million, or 21.0%, to $117.2 million for the six months ended January 31, 2015, excluding the reduction in net sales noted above.

Net income for the six months ended January 31, 2015 increased $5.2 million, or 9.3%, to $60.9 million, or $1.21 per diluted share, from $55.7 million, or $1.12 per diluted share for the six months ended February 1, 2014. Adjusted net income for the six months ended January 31, 2015 increased $10.8 million, or 19.4%, to $66.5 million, or $0.21 per diluted share, to $1.33 per diluted share excluding the reduction in net sales noted above.

Updated Fiscal 2015 Guidance

Based on UNFI's performance to date and the current outlook for the remainder of fiscal 2015, UNFI is updating its previous guidance for fiscal 2015 provided on September 17, 2014, to reflect the continued negative impact of the decline in the Canadian dollar on the Company's results and the impact of the $7.7 million reduction in net sales recorded in the second quarter of fiscal 2015. For fiscal 2015, ending August 1, 2015, the Company expects net sales in the range of approximately $8.19 to $8.29 billion, an increase of approximately 20.5% to 22.0% over fiscal 2014. The Company estimates GAAP earnings per diluted share for fiscal 2015 in the range of approximately $2.81 to $2.90 per share, an increase of approximately 11.5% to 15.1% over fiscal 2014 GAAP earnings per diluted share of $2.52. Adjusted for the impact of the $7.7 million reduction in net sales, adjusted earnings per diluted share for fiscal 2015 is expected to be in the range of $2.90 to $2.99, an increase of approximately 15.1% to 18.7% over fiscal 2014 GAAP earnings per diluted share of $2.52.

Conference Call & Webcast

The Company's second quarter 2015 conference call and audio webcast will be held today, Monday, March 9, 2015 at 5:00 p.m. EDT. The audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at the Investors section of the Company's website at www.unfi.com. The online archive of the webcast will be available on the Company's website for 30 days.

About United Natural Foods

United Natural Foods, Inc. (http://www.unfi.com) carries and distributes more than 80,000 products to more than 40,000 customer locations throughout the United States and Canada. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Forbes Magazine in 2014 as one of "America's Best Managed Companies," ranked by Fortune in 2012 as one of its "Most Admired American Companies," and chosen by Food Logistics Magazine as one of its 2012 Top 20 Green Providers.

For more information on United Natural Foods, Inc., visit the Company’s website at www.unfi.com.

AT THE COMPANY:	ICR
Mark Shamber	Katie Turner
Chief Financial Officer	General Information
(401) 528-8634	(646) 277-1228

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company's filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on October 1, 2014, its quarterly report on Form 10-Q filed with the SEC on December 10, 2014 and other filings the Company makes with the SEC, and include, but are not limited to, the Company's dependence on principal customers; the Company's sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer spending trends; the Company's ability to reduce its expenses in amounts sufficient to offset its increased focus on sales to conventional supermarkets and the shift in the Company's product mix as a result of its acquisition of Tony's and the resulting lower gross margins on those sales; the Company's reliance on the continued growth in sales of natural and organic foods and non-food products in comparison to conventional products; the Company's ability to timely and successfully deploy its warehouse management system throughout its distribution centers and its transportation management system across the Company; volatility in fuel costs; the Company's sensitivity to inflationary and deflationary pressures; the relatively low margins and economic sensitivity of the Company's business; the potential for disruptions in the Company's supply chain by circumstances beyond its control; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; union-organizing activities that could cause labor relations difficulties and increased costs; the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and non-food products distributors; management's allocation of capital and the timing of capital expenditures; and the Company's ability to successfully deploy its operational initiatives to achieve synergies from the acquisition of Tony’s. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company's control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement its financial statements presented on a generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release non-GAAP financial measures (including adjusted operating income, adjusted net income and adjusted earnings per diluted share) in each case excluding the impact of a reduction in net sales discussed within this press release. The reconciliations of non-GAAP financial measures to the comparable GAAP financial measures are presented in the tables appearing below labeled "Condensed Consolidated Statements of Income with Adjustments" for the three and six months ended January 31, 2015. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting its adjusted operating income, adjusted net income and adjusted earnings per diluted share for the three and six months ended January 31, 2015 excluding the impact of a reduction in net sales aids in making period-to-period comparisons and is a meaningful indication of its operating performance. The Company's management utilizes this non-GAAP financial information to compare the Company's operating performance during the 2015 fiscal year versus the comparable periods in the 2014 fiscal year and to internally prepared projections.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except per share data amounts)

	Three months ended		Six months ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
Net sales	$2,016,546	$1,646,041	$4,009,022	$3,248,052
Cost of sales	1,717,347	1,377,874	3,390,827	2,708,709
Gross profit	299,199	268,167	618,195	539,343
Operating expenses	249,448	219,322	509,496	442,472
Restructuring and asset impairment expenses	248	—	803	—
Total operating expenses	249,696	219,322	510,299	442,472
Operating income	49,503	48,845	107,896	96,871
Other expense (income):
Interest expense	3,554	1,782	6,809	3,636
Interest income	(69)	(125)	(162)	(245)
Other, net	(5)	602	611	621
Total other expense, net	3,480	2,259	7,258	4,012
Income before income taxes	46,023	46,586	100,638	92,859
Provision for income taxes	18,179	18,635	39,752	37,144
Net income	$27,844	$27,951	$60,886	$55,715
Basic per share data:
Net income	$0.56	$0.56	$1.22	$1.13
Weighted average basic shares of common stock outstanding	50,025	49,615	49,957	49,490
Diluted per share data:
Net income	$0.55	$0.56	$1.21	$1.12
Weighted average diluted shares of common stock outstanding	50,277	49,873	50,195	49,766

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(In thousands, except per share amounts)

	January 31, 2015	August 2, 2014
ASSETS
Current assets:
Cash and cash equivalents	$27,474	$16,116
Accounts receivable, net	493,873	449,870
Inventories	922,246	834,722
Prepaid expenses and other current assets	72,952	45,064
Deferred income taxes	38,570	32,518
Total current assets	1,555,115	1,378,290
Property & equipment, net	528,674	483,960
Goodwill	267,723	274,548
Intangible assets, net	129,847	134,989
Other assets	29,531	25,446
Total assets	$2,510,890	$2,297,233

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$430,227	$385,890
Accrued expenses and other current liabilities	138,024	136,959
Current portion of long-term debt	11,090	990
Total current liabilities	579,341	523,839
Notes payable	364,622	415,660
Long-term debt, excluding current portion	179,289	32,510
Deferred income taxes	50,995	50,995
Other long-term liabilities	31,016	30,865
Total liabilities	1,205,263	1,053,869
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued or outstanding	—	—
Common stock, $0.01 par value, authorized 100,000 shares; 50,071 issued and outstanding shares at January 31, 2015; 49,771 issued and outstanding shares at August 2, 2014	501	498
Additional paid-in capital	416,126	402,875
Unallocated shares of Employee Stock Ownership Plan	—	(14)
Accumulated other comprehensive loss	(17,044)	(5,152)
Retained earnings	906,044	845,157
Total stockholders’ equity	1,305,627	1,243,364
Total liabilities and stockholders’ equity	$2,510,890	$2,297,233

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	Six months ended
	January 31, 2015	February 1, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$60,886	$55,715
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	29,657	22,998
Share-based compensation	9,554	9,507
(Gain) loss on disposals of property and equipment	(779)	46
Excess tax benefits from share-based payment arrangements	(2,661)	(2,321)
Restructuring and asset impairment	803	—
Deferred income taxes	(6,052)	—
Provision for doubtful accounts	2,302	1,601
Non-cash interest expense	129	1,050
Changes in assets and liabilities, net of acquired businesses:
Accounts receivable	(50,753)	(66,988)
Inventories	(92,525)	(60,139)
Prepaid expenses and other assets	(22,217)	(15,953)
Accounts payable	20,146	19,022
Accrued expenses and other liabilities	(1,389)	(363)
Net cash used in operating activities	(52,899)	(35,825)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(56,163)	(76,320)
Purchases of acquired businesses, net of cash acquired	(7,987)	(23,005)
Proceeds from disposals of property and equipment	840	102
Long-term investment	(3,000)	—
Net cash used in investing activities	(66,310)	(99,223)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(5,539)	(396)
Proceeds from borrowings from long-term debt	150,000	—
Proceeds from borrowings under revolving credit line	438,293	347,474
Repayments of borrowings under revolving credit line	(488,156)	(237,284)
Increase in bank overdraft	33,666	28,378
Proceeds from exercise of stock options	3,202	1,692
Payment of employee restricted stock tax withholdings	(2,163)	(3,570)
Excess tax benefits from share-based payment arrangements	2,661	2,321
Capitalized debt issuance costs	(900)	—
Net cash provided by financing activities	131,064	138,615
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(497)	(103)
NET INCREASE IN CASH AND CASH EQUIVALENTS	11,358	3,464
Cash and cash equivalents at beginning of period	16,116	11,111
Cash and cash equivalents at end of period	$27,474	$14,575

Supplemental disclosures of cash flow information:
Cash paid for interest	$6,868	$2,925
Cash paid for federal and state income taxes, net of refunds	$57,471	$42,072

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME WITH ADJUSTMENTS
Reconciliation of GAAP Results to Non-GAAP Presentation (unaudited)
(In thousands, except per share data)

	Three months ended January 31, 2015
	GAAP	Adjustments	Adjusted

Net sales	$2,016,546	$7,736	$2,024,282
Cost of sales	1,717,347	—	1,717,347
Gross profit	299,199	7,736	306,935
Operating expenses	249,448	—	249,448
Restructuring and asset impairment expenses	248	—	248
Total operating expenses	249,696	—	249,696
Operating income	49,503	7,736	57,239
Other expense (income):
Interest expense	3,554	—	3,554
Interest income	(69)	—	(69)
Other, net	(5)	—	(5)
Total other expense, net	3,480	—	3,480
Income before income taxes	46,023	7,736	53,759
Provision for income taxes	18,179	3,056	21,235
Net income	$27,844	$4,680	$32,524
Diluted per share data:
Net income	$0.55	$0.09	$0.65	*
Weighted average diluted shares of common stock outstanding	50,277	—	50,277

* Reflects rounding

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME WITH ADJUSTMENTS
Reconciliation of GAAP Results to Non-GAAP Presentation (unaudited)
(In thousands, except per share data)

	Six months ended January 31, 2015
	GAAP	Adjustments	Adjusted

Net sales	$4,009,022	$9,326	$4,018,348
Cost of sales	3,390,827	—	3,390,827
Gross profit	618,195	9,326	627,521
Operating expenses	509,496	—	509,496
Restructuring and asset impairment expenses	803	—	803
Total operating expenses	510,299	—	510,299
Operating income	107,896	9,326	117,222
Other expense (income):
Interest expense	6,809	—	6,809
Interest income	(162)	—	(162)
Other, net	611	—	611
Total other expense, net	7,258	—	7,258
Income before income taxes	100,638	9,326	109,964
Provision for income taxes	39,752	3,684	43,436
Net income	$60,886	$5,642	$66,528
Diluted per share data:
Net income	$1.21	$0.11	$1.33	*
Weighted average diluted shares of common stock outstanding	50,195		50,195

* Reflects rounding

Reconciliation of Guidance for GAAP Diluted Earnings per Common Share to Non-GAAP
Adjusted Diluted Earnings per Common Share (unaudited)

The following table details the effect of the adjustment for the reduction in net sales to diluted earnings per share guidance, including the reduction in net sales (GAAP basis), to diluted earnings per share guidance, excluding the reduction in net sales (Non-GAAP basis) for the fiscal year ending August 1, 2015:

	Fiscal Year Ending August 1, 2015
	Low Range	High Range

GAAP diluted earnings per common share	$2.81	$2.90
Less the impact of a $7.7 million reduction in net sales	0.09	0.09
Non-GAAP diluted earnings per common share	$2.90	$2.99